EXHIBIT 99.2

PETACH-TIKVA, Israel, January 17, 2017 PRNewswire/ —

OWC Pharmaceutical Research Corp. (OTCQB: OWCP), (“OWCP” or the “Company”), through its Israeli based fully owned subsidiary (One world Cannabis Ltd) , a developer of cannabinoid-based therapies targeting a variety of different medical conditions and disorders, today released its annual letter to the Company’s shareholders.

Dear Shareholder,

OWC Pharmaceutical Research Corporation (OWCP) is pleased to provide you with an update on the progress we made during 2016. We also are excited to present our goals and objective for the upcoming 2017.

OWC Pharmaceutical Research (OWCP) owns 100 percent of Israel-based One World Cannabis Ltd (“One World”). One World was formed to apply pharmaceutical research protocols and disciplines to the global medical cannabis industry.

The formation of One World has enabled OWCP to take advantage of Israel’s role as the global center of medical cannabis research. In 2003, Israel was the second country to formally approve the use of medical cannabis. One World provides OWC with global access to the top research facilities and researchers in medical cannabis.

OWC Pharmaceutical’s Management Team

Key to OWCP’s success is its management team, which I’m pleased to lead.

Dr. Yehuda Baruch is One World’s Director of Research and is OWC’s Chief Science Officer. Before joining OWC, Dr. Baruch was the head of the Israeli Ministry of Health’s Medical Cannabis Program for ten years, where his responsibilities included overseeing the government’s regulatory compliance, obtaining approvals for clinical trials from institutional review boards and overseeing patient cannabis approvals and dosage recommendations.

Ziv Turner is OWCP’s VP Business Development and Managing Director of One World, our Israeli-based subsidiary. Mr. Turner has over 20 years of experience in international sales, business development and management.

Mr. Alon Sinai, the Chief Operating Officer of One World, is a retired Lt. Colonel of the Israel Defense Forces, Medical Division. He has 25 years of experience in the medical field and has responsibility for OWCP’s research and development activities

Mr. Shmuel De Saban is OWCP’s Chief Financial Officer. Mr. De Saban is an Israeli certified public account and has more than 20 years of financial services experience including an extensive background with early-stage companies.

Lastly, myself, Mordechai Bignitz. I’m a Certified Public Accountant in Israel with more than 40 years of business and financial experience and have held senior positions with biotech and pharmaceutical companies. I also served as chairman of the Investment Committee for Migdal Capital Markets, which at the time was Israel’s largest private financial institution.

Our entire management team together with scientific research team has contributed to OWCP’s success in achieving our goals last year. Our team’s common objective is to enable the Company reach the goals and objectives it has outlined for 2017 and future years.

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OWC Pharmaceutical Research’s Business Model

In 2015 we defined our business model, prioritized our opportunities and objectives, and established the infrastructure necessary to achieve OWCP’s goals. We focused on several primary business and scientific goals.

First, our desire to bring Israel cannabis science to U.S. state-licensed businesses and to Europe, Canada and South America.

Longer-term, OWCP’s objective is to obtain approvals for cannabinoid-based drugs in North America and Europe, including trials under U.S. Food and Drug Administration (“FDA”) protocols. Upon receipt of regulatory approval, which we are actively pursuing, our cannabinoid-based drugs would be available through traditional pharmaceutical distribution channels, including pharmacies to treat a wide variety of medical conditions.

The effective delivery of cannabinoid-based drugs requires optimal delivery systems. We are furthering the development of our proprietary, cannabinoid-enriched sublingual tablet for the administration of medical cannabis, which we anticipate using for future trials for multiple myeloma, Post-Traumatic Stress Disorder (“PTSD”), and fibromyalgia.

Our Cannabinoid-Based Cream for Psoriasis

In March, 2016 we reported the completion of the formulation of a topical compound designed to ensure the effective delivery and dosage of a proprietary cannabinoid-based topical cream for psoriasis. This formulation was developed through a strategic relationship with Israel-based Emilia Cosmetics Ltd., one of the country’s largest cosmetic manufacturers.

Psoriasis is an autoimmune disease that results in red, scaly patches appearing on the skin. It can be associated with other medical conditions and disorders including diabetes, heart disease and depression, and often is very painful and uncomfortable. Skin cells in patients with psoriasis grow at an abnormally fast rate frequently causing a buildup of lesions that can burn and itch. An estimated 8.5 million individuals suffer from psoriasis in the United States and Canada, with an estimated 2.5% of the world’s population suffering from the disease.

In March, we reported that OWCP had completed the Institutional Review Board (“IRB”) protocol for a Phase I equivalent, double-blind, randomized and placebo-controlled study for our psoriasis cream. The initial study comprised multiple-increasing dosages to determine the safety, tolerability, and pharmacokinetic profile of the cream in healthy volunteers.

In September, OWCP announced that it had signed a funding and license agreement with U.S.-based Medmar LLC. As part of the agreement, Medmar provided US$300,000 in the form of a loan, repayable from royalties obtained from specific OWCP’s licensed products in the U.S. The funds are being utilized to complete the development of OWCP’s psoriasis cream. As part of the agreement, Medmar obtained certain rights to manufacture, produce, publicize, promote, and market OWC’s products in the United States.

In October, OWCP announced that it had begun the final phase of efficacy testing for its psoriasis cream. The Company completed its challenge-testing, successfully demonstrated the product’s robustness against microbiological contamination and stability, and provided a preliminary safety assessment. The Company also announced a parallel test to assess the efficacy of the formulation in treating psoriasis in human skin tissue.

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In November, OWCP announced that it had entered into an agreement with Europe-based Michepro Holding Ltd. The agreement provided for both an investment by Michepro of US$300,000 in OWCP’s common stock, and also the formation of a jointly-owned company, owned 75 percent by OWCP and 25 percent by Michepro to promote, sell, and market OWCP’s products in Europe, starting with the Company’s psoriasis cream.

In November, OWCP announced that it was submitting the safety protocol for our psoriasis cream to Israel’s national Institutional Review Board. The study is currently underway and the results are expected by the end of March, 2017.

In late December, OWCP entered into a research agreement with a major Israel-based medical center for the performance of a Phase I, double-blind, randomized, placebo-controlled, maximal dose study to determine the safety and tolerability of the Company’s psoriasis cream. This study is now underway.

OWCP is hopeful that the psoriasis cream will be launched in the U.S. and European markets and we anticipate market readiness and the start of marketing efforts during Q2 - 2017 on a state to state basis and subject to state regulations.

Our Research Advancing the Use of Cannabinoid-based Formulations for Multiple Myeloma

In March, 2016 OWCP announced the completion of in-vitro testing of a cannabinoid-based formulation for multiple myeloma. It also announced that the company was beginning preclinical test for efficacy and safety studies in mice.

Multiple myeloma is a cancer of plasma cells in bone marrow, and accounts for approximately two percent of all cancer deaths but is highly fatal, with median survival rate of only 3 years.

The results of our in-vitro testing indicated that specific formulations of the cannabinoids CBD and THC decreased the survival of multiple myeloma cells in a concentration-dependent manner, and resulted in a 100 percent malignant cell death in 60 percent of the infected mice.

With the success of its in-vitro mice study, OWCP has determined to proceed with a pre-clinical, Institutional Review Board approved protocol on mice to duplicate those results. It is hopeful that these further studies will provide the scientific justification for OWCP to proceed with human trials.

OWCP’s Proprietary Cannabinoid-Based Drug Delivery System

While smoking is the most common form for the administration of cannabis-based medicine in the U.S., Canada, Israel, and much of the world, it is generally acknowledged that smoking is not the optimal method for the delivery of cannabis-based medicine.

In October, OWCP announced that it had completed the development of a proprietary, cannabinoid-enriched sublingual tablet for the administration of medical cannabis.

OWCP’s sublingual tablet was developed to increase the bioavailability of the cannabinoids and provide an optimal administration method for cannabinoid-based medicine to patients. It also facilitates the ability to provide accurate and consistent dosing.

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The Company’s proprietary technology provides for the ingestion of various dosages of medical cannabis through a sublingual delivery mechanism, which enables the cannabinoids to be absorbed directly into the patient’s blood through oral epithelial tissue.

The sublingual tablet also enables physicians to safely and accurately monitor the dosage and treatment of each patient, something impossible to accomplish for patients who are obtaining cannabis-based medicine by smoking, vaping, or by ingesting extracts or edible products.

The Company’s longer-term objectives include the commencement of clinical trials using its proprietary sublingual tablet as the basis for cannabinoid-based drug trials for multiple myeloma, Post-Traumatic Stress Disorder (PTSD), and fibromyalgia.

Jeffrey Friedland Joins OWCP’s Advisory Board

In March, 2016 we announced that U.S.-based Jeffrey Friedland had joined OWC Pharmaceutical Research’s advisory board and would assist as a spokesperson for OWCP in the U.S.

Mr. Friedland is the author of “Marijuana: The World’s Most Misunderstood Plant.” He is a frequent speaker and panelist at events in the United States and Israel focused on investment opportunities and the cannabis industry. Many of these events provide him with the opportunity to update current OWCP investors and the financial community on OWCP’s progress.

Mr. Friedland has been featured or quoted in numerous publications including the Wall Street Journal, Reuters, the New York Times, Bloomberg Television, USA Today, VersloZinios (Lithuania), Vercernji (Croatia), International Business Times, the South China Morning Post, the Guam Daily Post, the Forward, the Jewish Week, Quartz, the Jakarta Globe, Israel Daily Television, BreitBart, NBC.com and Forbes.

He is also the CEO of Intiva Inc., a platform company active in the global cannabis industry in the United States and Canada. In 2014, INTIVA was an initial investor in OWC Pharmaceutical Research.

OWCP’s Action Items for 2017:

●	During the second quarter of 2017 OWCP intends to initiate its U.S marketing program for its Psoriasis Topical Cream. At the same time, we intend to begin investigating the applicability of topical cream for other skin conditions and disorders.

●	OWCP intends to proceed with the advancement of our cannabis-based treatment for multiple myeloma, with the objective of proceeding with additional studies.

●	OWCP intends to evaluate the launch of one or more studies to determine the applicability of cannabinoid-based pharmaceuticals for other medical conditions and disorders, such as fibromyalgia and migraines.

Conclusion

We are very pleased with the progress that OWCP made during 2016, and look forward to further significant accomplishments in 2017.

Most importantly, we’re looking forward to beginning the commercial sales of our psoriasis cream, which will hopefully be launched in the United States and Europe.

We are also pleased that OWCP was able to receive a $300,000 non-dilutive loan from Medmar to be repaid from royalties from the sale of OWC’s psoriasis cream in the U.S.

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The $300,000 investment from Michepro for OWCP’s products in Europe, is significant as it also establishes a joint venture company in Europe, owned by Michepro and OWCP, to manufacture and distribute OWCP’s products, starting with our psoriasis cream for the European market.

OWCP will continue to update and keep you informed regarding our progress this year.

Best wishes for 2017.

Mordechai Bignitz

CEO

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:
In Israel:
Ziv Turner, VP Business development & Managing director of One world Cannabis Ltd.
Email: ziv.turner@owcpharma.com
Tel: +972-(0)3-7582659

In the United States:
Jeffrey Friedland
Email: Jfriedland@owcpharma.com
Tel: +1-(646)-450-8909

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